UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

(Amendment No. ____)

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☐	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14A-6(e)(2))

☒	Definitive Information Statement

STWC HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

Copies to:

Ronald N. Vance, Esq.

Pearson Butler, PLLC

Attorneys at Law

1802 W. South Jordan Parkway

Suite 200

South Jordan, UT 84095

(801) 988-5862

ron@pearsonbutler.com

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STWC HOLDINGS, INC.

1350 Independence St., Suite 300

Lakewood, CO 80215

(303) 736-2442

NOTICE OF ACTION BY WRITTEN CONSENT OF STOCKHOLDERS

NOTICE IS HEREBY GIVEN that the holders of more than a majority of the voting power of the stockholders of STWC Holdings, Inc., a Colorado corporation (the “Company” “we,” “us,” or “our”), have approved the following action without a meeting of stockholders in accordance with Section 7-107-104 of the Colorado Business Corporation Act:

The approval of an amendment to our Articles of Incorporation, as amended (the “Articles of Incorporation”), to increase our authorized shares of common stock from 500,000,000 to 1,250,000,000. The action will become effective on or about the 20th day after the definitive information statement is filed with the Securities and Exchange Commission and mailed to our stockholders.

Stockholders of record at the close of business on January 6, 2020 (the “Record Date”), are entitled to receive a copy of this information statement.

The enclosed information statement contains information pertaining to the matters acted upon.

WE ARE NOT ASKING YOU FOR A PROXY,

AND YOU ARE REQUESTED NOT TO SEND US A PROXY

January 21, 2020	By Order of the Board of Directors

/s/ Erin Phillips
Chief Executive Officer

STWC HOLDINGS, INC.

1350 Independence St., Suite 300

Lakewood, CO 80215

INFORMATION STATEMENT

Action by Written Consent of Stockholders

GENERAL INFORMATION

WE ARE NOT ASKING YOU FOR A PROXY,

AND YOU ARE REQUESTED NOT TO SEND US A PROXY

This information statement is being furnished in connection with the action by written consent of stockholders taken without a meeting of a proposal to approve the actions described in this information statement. We are mailing this information statement to our stockholders of record on January 6, 2020.

What action was taken by written consent?

We obtained stockholder consent for the approval of an amendment to our Articles of Incorporation to increase our authorized shares of common stock, $0.00001 par value per share (the “Common Stock”), from 500,000,000 to 1,250,000,000.

How many shares of voting stock were outstanding on January 6, 2020?

On January 6, 2020, the date we received the consent of the holders of at least two-thirds of the voting power of our stockholders, there were 36,701,833 shares of Common Stock outstanding and 15,000,000 shares of Series A Preferred Stock outstanding with voting rights of 50 votes per share.

What vote was obtained to approve the amendment to the Articles of Incorporation described in this Information Statement?

We obtained the approval of Erin Phillips, the holder of 8,134,184 shares of Common Stock and 15,000,000 shares of Series A Preferred Stock, or approximately 96.4% of the voting power of our stockholders.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The statements contained in this information statement that are not historical facts are forward-looking statements that represent management’s beliefs and assumptions based on currently available information. Forward-looking statements include the information concerning our possible or assumed future results of operations, business strategies, competitive position, potential growth opportunities, potential operating performance improvements, ability to retain and recruit personnel, the effects of competition, and the effects of future legislation or regulations. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “believes,” “intends,” “may,” “should,” “anticipates,” “expects,” “could,” “plans,” or comparable terminology or by discussions of strategy or trends. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve risks and uncertainties that could significantly affect expected results, and actual future results could differ materially from those described in such forward-looking statements.

Among the factors that could cause actual future results to differ materially are the risks and uncertainties discussed in this information statement. While it is not possible to identify all factors, we continue to face many risks and uncertainties including, but not limited to, the following:

●	Our ability to achieve profitability;

●	our estimates of our expenses, ongoing losses, future revenues, capital requirements, and our need for additional financing;

●	our ability to obtain additional financing;

●	our estimates of the costs, timing, progress, and results of operations with respect to our fulfillment services for the cannabis industry;

●	the nature and effect of any future laws, regulations, rules, regulations, interpretations, policies, or procedures, when and if promulgated, could have on our business;

●	our ability to comply with existing and new government regulations;

●	our dependence on state laws and regulations regarding the cannabis industry;

●	our ability to retain key personnel;

●	our ability to maintain our key relationships with partners and service providers;

●	our ability to manage our growth effectively;

●	our ability to compete with competitors that may have greater resources than us;

●	global economic and political conditions; and

●	our competitive technology positions and operating interruptions (including, but not limited to, labor disputes, leaks, fires, flooding, landslides, power outages, explosions, unscheduled downtime, transportation interruptions, war and terrorist activities).

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those expected. We disclaim any intention or obligation to update publicly or revise such statements whether as a result of new information, future events or otherwise. These risks could cause our results to differ materially from those expressed in forward-looking statements.

AMENDMENT TO THE ARTICLES OF INCORPORATION

TO INCREASE AUTHORIZED SHARES OF COMMON STOCK FROM 500,000,000 TO 1,250,000,000

Our Board of Directors and the holders of a majority of the voting power of our stockholders have approved an amendment to our Articles of Incorporation to increase our authorized shares of Common Stock from 500,000,000 to 1,250,000,000. The increase in our authorized shares of Common Stock will become effective upon the effective date of the amendment to our Articles of Incorporation filed with the Secretary of State of the State of Colorado. We will file the amendment to our Articles of Incorporation to effect the increase in our authorized shares of Common Stock (the “Amendment”) approximately (but not less than) 20 days after the definitive information statement is filed with the Securities and Exchange Commission and mailed to stockholders.

The Certificate of Amendment to be filed with the state of Colorado is set forth as Appendix A to this Information Statement.

Outstanding Shares and Purpose of the Amendment

Our Articles of Incorporation currently authorize us to issue a maximum of 500,000,000 shares of Common Stock, par value $0.00001 per share. As of January 6, 2020, we had 36,701,833 shares of Common Stock issued and outstanding; however, we have entered into a series of financing transactions which require us to maintain a reserve of shares for conversions of outstanding debt which are at multiples based on the conversion price of the debt instruments, which is a discount to our trading price. In addition, in order to obtain future financings, we may be required to have additional reserved shares. A summary of our outstanding financing transactions which, pursuant to their various terms, require the increase of authorized shares of Common Stock is as follows:

Power Up Convertible Debt Funding

In February 2019 we secured funding through a Securities Purchase Agreement with Power Up Lending Group Ltd. (“Power Up”) pursuant to which Power Up purchased a convertible promissory note (the “First Tranche Note”) in the face amount of $103,000. The First Tranche Note matures on February 13, 2020, and bears interest at 12% per annum, increasing to 22% after maturity. Power Up may convert all or a portion of the outstanding principal of the First Tranche Note into shares of our common stock beginning on the date which is 180 days from the date of the First Tranche Note, at a price equal to 61% of the lowest trading price during the 20 trading day period ending on the last complete trading date prior to the date of conversion; provided, however, that Power Up may not convert the Note to the extent that such conversion would result in beneficial ownership by Power Up and its affiliates of more than 4.99% of our outstanding common stock. During the first six months of the First Tranche Note we can prepay the note at premiums ranging from 110% to 135%. The First Tranche Note cannot be prepaid after the 180th day following the date thereof. We are required to reserve for issuance upon conversion of the First Tranche Note, six times the number of shares that would be issuable upon full conversion thereof, assuming the 4.99% limitation were not in effect.  In connection with the First Tranche Note, we have caused our transfer agent to reserve initially 880,969 shares of Common Stock. We received a net amount of $100,000, with $2,500 paid for Power Up’s legal counsel and $500 for Power Up’s due diligence fee.

On March 18, 2019, we entered into a second funding arrangement with Power Up under terms identical to the first transaction.  The second note (the “Second Tranche Note”) is in the face amount of $53,000 and matures on March 18, 2020. In connection with the Second Tranche Note, we caused our transfer agent to reserve initially 613,307 shares of Common Stock. We received a net amount of $50,000, with $3,000 paid for Power Up’s legal and due diligence expenses.

On January 6, 2020, we received notice of default under the terms of the loan based upon our inability to meet the requirements to reserve the required number of shares. Unless we are able to increase the number of authorized common shares, we cannot cure this default.

Crown Bridge Capital Funding

On May 1, 2019 we received funds from Crown Bridge Partners, LLC ("Crown Bridge") under a Securities Purchase Agreement dated April 18, 2019 (the “SPA”). Under the terms of the SPA we received a total of $95,000, after an original issue discount of $5,000, and issued a convertible promissory note dated April 18, 2019, in the principal amount of $100,000 (the " Note"). In addition, we reimbursed Crown Bridge $2,000 for its legal fees. We also issued warrants to purchase 60,606 shares of our common stock (the “Warrant”). The Warrant may be exercised at any time through the second anniversary date of the Note. The exercise price per share of common stock under the Warrant is $1.65 per share, subject to adjustment, including cashless exercise. The Warrant also contains a most favored nations provision.

The maturity date of the Note is 12 months from April 18, 2019. The Note bears interest at 10% per annum at its face amount, with a default rate of 15% per annum (or the maximum amount permitted by law). If we prepay the Note through the 180th day following the date thereof, we must pay all of the principal and interest with a prepayment penalty ranging from 135% to 150%. After the 180th day we have no further right of prepayment.

Crown Bridge may, at any time, convert all or any part of the outstanding principal of the Note into shares of our common stock at a price per share equal to 60% (representing a 40% discount rate) of the lowest trading price of the common stock during the 20 trading day period ending on the last complete trading day prior to the date of conversion. If the conversion price is equal to or lower than $0.35 per share, an additional 15% discount will be applied (resulting in a 55% discount rate, assuming no other adjustments); if we are unable to deliver converted shares via DWAC, an additional 10% discount will be applied (resulting in a discount rate of 50%, assuming no other adjustments); if we fail to comply with our reporting requirements under the Exchange Act, an additional 15% discount will be applied (resulting in a discount rate of 55%, assuming no other adjustments); and if we fail to maintain our status as "DTC Eligible" or if at any time the conversion price is lower than $0.10, an additional 10% discount will be applied (resulting in a discount of 65%, assuming no other adjustments except for the 15% discount due to the conversion price below $0.35). Crown Bridge may not convert the Note to the extent that such conversion would result in beneficial ownership by Crown Bridge and its affiliates of more than 4.99% of our issued and outstanding common stock. We have also granted piggy-back registration rights for the shares issuable upon conversion of the Note. We have agreed to reserve for issuance a number of shares equal to eight times the number of shares issuable upon conversion of the Note.

In the event of a default, at the option of Crown Bridge, it may consider the Note immediately due and payable and the amount of repayment increases to 150% of the outstanding balance of the Note. The Note also grants Crown Bridge a right of first refusal for any future capital raises or financings by us. It also contains a most favored nations provision for any more favorable terms in future financing transactions by us.

FirstFire

On June 21, 2019 we received funds from FirstFire Global Opportunities Fund LLC ("FirstFire") under a Securities Purchase Agreement dated June 18, 2019 (the “SPA”). Under the terms of the SPA we received a total of $135,000, after an original issue discount of $15,000, and issued a convertible promissory note dated June 18, 2019, in the principal amount of $150,000 (the " Note"). We also issued to FirstFire immediately exercisable five-year warrants to purchase 150,000 shares of our common stock at $1.00, subject to adjustment in the event we issue shares at less than the current exercise price (the “Warrant”). The Warrant also contains a cashless exercise provision and a most favored nations provision.

The maturity date of the Note is nine months from June 18, 2019. The Note bears interest at 10% per annum at its face amount, with a default rate of 15% per annum (or the maximum amount permitted by law).

FirstFire may, at any time, convert all or any part of the outstanding principal and interest, including default interest, of the Note into shares of our common stock at the lower of $0.75 per share or a price per share equal to 55% (representing a 45% discount rate) of the lowest trading price of the common stock during the 20 trading day period prior to the date of conversion. FirstFire may not convert the Note to the extent that such conversion would result in beneficial ownership by FirstFire and its affiliates of more than 4.99% of our issued and outstanding common stock, or up to 9.99% at the option of FirstFire. We have agreed to reserve for issuance the greater of 25,000,000 shares or the number of shares equal to 3.5 times the number of shares issuable upon conversion of the Note.

As a result of granting the Warrant to FirstFire with an exercise price of $1.00, Crown Bridge Partners, LLC, the holder of warrants to purchase 60,606 shares of the Company’s common stock at a stated exercise price of $1.65 per share, has the option to reduce the exercise price to $1.00 per share and to increase the number of shares issuable upon exercise of the warrant to 100,000 shares.

Tangiers

On June 20, 2019 we entered into a 10% Fixed Convertible Promissory Note with Tangiers Global, LLC (“Tangiers”) in the aggregate principal amount of up to $550,000 (the “Tangiers Note”) dated June 20, 2019. The initial principal amount of the Tangiers Note is $165,000, for which Tangiers paid a purchase price of $150,000 on June 24, 2019, representing approximately a 10% original issue discount, due six months from the effective date of each payment by Tangiers. Upon our request, subject to certain conditions, Tangiers will pay up to an additional $400,000 consideration, subject to a 10% original issue discount, and in such event, the maturity date for the additional payment would be six months from the effective date of such payment. The sum that we must repay to Tangiers would be prorated based on the consideration actually paid by Tangiers, such that we are only required to repay the amount funded (plus the original issue discount, interest and other fees, as applicable), and we are not required to repay any unfunded portion of the Tangiers Note.

The Tangiers Note is convertible at the option of Tangiers at a conversion price of $0.65 per share, subject to adjustment in the event of a forward split, stock dividend, or the like, but not adjusted in the event of a reverse split, recombination, or the like. If a prepayment is made within 90 days, we must pay an amount equal to 110% of the principal amount so paid; from 91 to 120 days, we must pay an amount equal to 120% of the principal amount so paid; and from 121 to 180 days, we must pay an amount equal to 130% of the principal amount so paid. Upon the occurrence of an event of default, as such term is defined under the Tangiers Note, at the holder’s election, the Note will be immediately due and payable in cash at an amount equal to the principal amount due, plus an additional amount equal to 30% of the principal amount. In addition, five days following acceleration of the repayment of the Note, interest will accrue at the rate of 20% per annum or the maximum legal rate. We have also caused our transfer agent to reserve not less than 7,500,000 shares of the Company’s common stock for issuance upon conversion.

In the event the Note is not repaid on or before the maturity date, the holder may convert in whole or in part the outstanding principal amount of the Note into shares of our common stock at a conversion price equal to the lower of initial conversion price of $0.65 per share or 60% of the lowest trading price of our common stock during the 15 consecutive trading days prior conversion.

With respect to the above loan transaction with Tangiers, we issued Tangiers a stock purchase warrant allowing for the purchase of 1,100,000 shares of our common stock at $1.25 per share on a cashless basis for a period of five years.

In addition to the loan transaction with Tangiers, we have entered into an Investment Agreement with Tangiers (the “Investment Agreement”) whereby Tangiers has agreed to purchase shares of our common stock up to an aggregate of $10,000,000 under certain terms and conditions. The purchase price for the shares is 80% of the lowest trading price of the stock during the five consecutive trading days prior to receipt by Tangiers of the notice from us requiring purchase by them. The maximum number of shares we can require Tangies to purchase is restricted to 200% of the average daily trading volume during 10 consecutive trading days, provided the amount is at least $5,000 and does not exceed $500,000.

In connection with the Investment Agreement we also granted to Tangiers registration rights for the shares issuable in this transaction and have agreed to file a registration statement for the shares within 45 days following funding. We have further agreed to use our best efforts to have the registration statement declared effective not later than 120 days following its initial filing.

GS Capital Partners, LLC

On October 24, 2019, we issued a 10% Convertible Redeemable Note due on October 24, 2020 to GS Capital Partners, LLC, with a face value of $57,500.00, including a $5,000 original issue discount (“GSCP Note”). Unpaid principal on the note accrues interest at a rate of 10% per annum.

The note entitles the holder to, at its option, to convert all or any amount of the principal face amount of the note then outstanding into shares of the Company’s common stock at a price equal to 65% of the lowest trading price which the Company’s shares are traded on the National Quotations Bureau OTC Marketplace exchange which the Company’s shares are traded or any exchange upon which the common stock may be traded in the future for the twenty prior trading days, including the day upon which a notice of conversion is received by the Company or its transfer agent. In addition, interest on any unpaid principal balance of the note must be paid by the Company in shares of the Company’s common stock.

In addition, the note requires us to reserve 3,538,000 shares of our common stock for conversion under the note. At all times, we must reserve a minimum of four times the number of shares required if the note would be fully converted.

Shares Reserved and for Future Financings

Management estimates that for all of the above loans, the total number of shares required to be reserved as of January 7, 2020 is approximately 463,298,167. The debt is convertible, and the equity line financing is exercisable, at a rate that is dependent upon the trading price of our Common Stock and, as such, is variable. If our trading price per share should decrease, the number of shares required to meet our reserve obligations and exercise our equity line financing would increase proportionally.

Based on the above, the Board of Directors believes that the increase in our authorized Common Stock will allow us to comply with existing financing agreements and will also provide us greater flexibility with respect to the Company’s capital structure for purposes of obtaining additional financings.

Effects of the Increase in Authorized Common Stock

In the event of conversions of outstanding debt and the increase in authorized shares due to reserve requirements of existing financing agreements, the additional shares of Common Stock will have the same rights as the presently authorized shares, including the right to cast one vote per share of Common Stock. Although debt conversions and the authorization of additional shares will not, in itself, have any effect on the rights of any holder of our Common Stock, the future issuance of additional shares of Common Stock pursuant to the conversions of outstanding debt, amongst others (other than by way of a stock split or dividend), would have the effect of diluting the voting rights and could have the effect of diluting earnings per share and book value per share of existing stockholders.

At present, the Board of Directors has no plans to issue the additional shares of Common Stock authorized by the Amendment (except for conversions of outstanding debt, as exercised by lenders, and shares issuable upon exercise of the existing equity line financing). However, it is possible that some of these additional shares could be used in the future for various other purposes without further stockholder approval, except as such approval may be required in particular cases by our charter documents, applicable law or the rules of any stock exchange or other quotation system on which our securities may then be listed or quoted. These purposes may include: raising capital, providing equity incentives to employees, officers or directors, establishing strategic relationships with other companies, and expanding the Company’s business or product lines through the acquisition of other businesses or products.

We could also use the additional shares of Common Stock that will become available pursuant to the Amendment to oppose a hostile takeover attempt or to delay or prevent changes in control or management of the Company. Although the Board’s approval of the Amendment was not prompted by the threat of any hostile takeover attempt (nor is the Board currently aware of any such attempts directed at the Company), nevertheless, stockholders should be aware that the Amendment could facilitate future efforts by us to deter or prevent changes in control of the Company, including transactions in which stockholders of the Company might otherwise receive a premium for their shares over then current market prices.

BENEFICIAL OWNERSHIP OF SECURITIES AND SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth certain information furnished by current management and others, concerning the ownership of our common stock as of January 6, 2020, by (i) each person who is known to us to be the beneficial owner of more than 5% of our common stock, without regard to any limitations on conversion or exercise of convertible securities or warrants; (ii) all directors and named executive officers; and (iii) our directors, named executive officers, and executive officers as a group:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class(1)
Named Executive Officers and Directors
Erin Phillips 1350 Independence St. Suite 300 Lakewood, CO 80215	25,156,723	(2)	74.2%
Matthew D. Willer 1350 Independence St. Suite 300 Lakewood, CO 80215	750,000		2.2%
All officers and directors as a group (one person)	25,906,723		75.7%
5% Beneficial Holders
Shawn Phillips 8468 Lewis Court Arvada, CO 8005	25,156,723	(3)	76.4%

(1)	This table is based upon information supplied by officers, directors and principal stockholders and is believed to be accurate. Unless otherwise indicated in the footnotes to this table, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of our common stock subject to options, warrants, or other conversion privileges currently exercisable or convertible, or exercisable or convertible within 60 days are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person. Where more than one person has a beneficial ownership interest in the same shares, the sharing of beneficial ownership of these shares is designated in the footnotes to this table. At December 9, 2019, we had 34,482,156 shares outstanding.

(2)	Of these shares, 2,022,539 are owned of record by Ms. Phillip's husband, Shawn Phillips, and 15,000,000 are issuable upon conversion of 15,000,000 shares of Series A Preferred Stock held by Ms. Phillips. The Series A Preferred Shares have voting rights equal to 50 votes per share.

(3)	Of these shares, 23,134,184 are beneficially owned by Mr. Phillip's wife, Erin Phillips.

To our knowledge, except as noted above, no person or entity is the beneficial owner of more than 5% of the voting power of our common stock

DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue up to 500,000,000 shares of $.00001 par value Common Stock. The holders of Common Stock, including the shares offered hereby, are entitled to equal dividends and distributions, per share, with respect to the Common Stock when, as and if declared by the Board of Directors from funds legally available therefore. No holder of any shares of Common Stock has a pre-emptive right to subscribe for any securities of our company nor are any common shares subject to redemption or convertible into other securities of our company. Upon liquidation, dissolution or winding up of our company, and after payment of creditors and preferred stockholders, if any, the assets will be divided pro-rata on a share-for-share basis among the holders of the shares of Common Stock.

Each share of Common Stock is entitled to one vote with respect to the election of any director or any other matter upon which shareholders are required or permitted to vote. Under our Articles of Incorporation, holders of our company’s Common Stock do not have cumulative voting rights, so that the holders of more than 50% of the combined shares voting for the election of directors may elect all of the directors, if they choose to do so and, in that event, the holders of the remaining shares will not be able to elect any members to our board of directors.

Preferred Stock

We are authorized to issue up to 20,000,000 shares of $0.00001 par value preferred stock, of which 15,000,000 shares are designated s Series A Stock and are issued and outstanding. The Series A Preferred Stock has the following rights and preferences:

●	The series will consist of 15,000,000 shares of Series A Preferred Stock, par value $0.00001 per share;

●	The holders of the Series A Shares are entitled to dividend and liquidation rights on an equal basis with the holders of common stock based upon the conversion rate for the Series A Preferred stock;

●	The Series A Shares will vote with the holders of the common stock on all matters and will have 50 votes per share of Series A Preferred Stock;

●	The Series A Shares are not redeemable by the Company;

●	The Series A Shares are convertible at the option of the holder into shares of common stock at the rate of one share of common stock for each share of Series A Preferred Stock converted, subject to adjustment for stock splits, stock dividends, recapitalizations, and the like;

●	The Series A Shares are convertible automatically into shares of common stock upon the death, incapacity, or dissolution of the holder of the Shares; and

●	The Series A Shares are not transferrable by the holder.

Dividend Policy

We have never declared or paid any cash dividends on our Common Stock since inception. We do not anticipate paying any cash dividends to stockholders in the foreseeable future. In addition, any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon our financial condition, results of operations, capital requirements, and such other factors as the Board of Directors deem relevant.

DISSENTER’S RIGHTS

Under the Colorado Business Corporation Act, holders of shares of Common Stock are not entitled to dissenters’ rights with respect to any aspect of the Amendment, and we will not independently provide holders with any such right.

INTEREST OF CERTAIN PERSONS IN THE AMENDMENT

No director, executive officer, associate of any director or executive officer or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, in the Amendment which is not shared by all other holders of the shares of Common Stock.

AVAILABLE INFORMATION

We are subject to the information and reporting requirements of the Exchange Act and in accordance with such Act we file periodic reports, documents and other information with the Securities and Exchange Commission relating to our business, financial statements and other matters. Such reports and other information may be inspected and are available for copying at the public reference facilities of the Securities and Exchange Commission at 100 F Street, N.E., Washington D.C. 20549 or may be accessed at www.sec.gov.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

We will send only one Information Statement and other corporate mailings to stockholders who share a single address unless we received contrary instructions from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, the Company will deliver promptly upon written or oral request a separate copy of the Information Statement to a stockholder at a shared address to which a single copy of the Information Statement was delivered. You may make such a written or oral request by (a) sending a written notification stating (i) your name, (ii) your shared address and (iii) the address to which the Company should direct the additional copy of the Information Statement, to the Company at 1350 Independence Street, Suite 300, Lakewood, CO 80215 or telephoning the Company at (303) 736-2442.

If multiple stockholders sharing an address have received one copy of this Information Statement or any other corporate mailing and would prefer the Company to mail each stockholder a separate copy of future mailings, you may mail notification to, or call the Company at, its principal executive offices. Additionally, if current stockholders with a shared address received multiple copies of this Information Statement or other corporate mailings and would prefer the Company to mail one copy of future mailings to stockholders at the shared address, notification of such request may also be made by mail or telephone to the Company’s principal executive offices.

This Information Statement is provided to the holders of Common Stock of the Company only for information purposes in connection with the increase in authorized shares, pursuant to and in accordance with Rule 14c-2 of the Exchange Act. Please carefully read this Information Statement.

January 21, 2020	By Order of the Board of Directors

/s/ Erin Phillips
Chief Executive Officer

Appendix A

CERTIFICATE OF AMENDMENT

TO THE ARTICLES OF INCORPORATION

OF

STWC HOLDINGS, INC.

Pursuant to the authority held by the shareholders of STWC Holdings, Inc. (the “Corporation”) under the Colorado Business Corporation Act and the Articles of Incorporation of the Corporation (the “Articles”), the shareholders hereby amend the Articles as follows to reflect an increase in the number of authorized common shares of the Corporation.

Increase in Common Stock

The first paragraph of the Articles appearing under the heading “Capital Stock” is hereby amended to read as follows:

The authorized capital stock of the Corporation shall consist of 1,250,000,000 shares of common stock, $0.00001 par value, and 20,000,000 shares of preferred stock, $0.00001 par value.

In Witness Whereof, the undersigned has executed this Certificate of Amendment on behalf of STWC Holdings, Inc. this 21st day of January 2020.

/s/ Erin Phillips
Erin Phillips, Chief Executive Officer

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